Microsoft Word 10.0.6612;77Q(1)(a): Copies of any material amendments to the registrant's charter or by-laws.


                                   GOLDMAN SACHS VARIABLE INSURANCE TRUST

                              AMENDMENT NO. 1 TO AMENDED AND RESTATED BY-LAWS

         The Undersigned Secretary of Goldman Sachs Variable Insurance Trust hereby certifies that the following resolutions were duly adopted by the Board of Trustees of said Trust on November 4, 2004:

         Resolved, that Article VI, Section 1 of the Amended and Restated By-Laws of Goldman Sachs Variable Insurance Trust (the "Trust") be, and hereby is, amended and restated as set forth below:

                  Section 1. General Provisions. The officers of the Trust shall be a President, a Treasurer, a Secretary and a Chief Compliance Officer, who shall be elected by the Trustees and, if required by applicable law, by those Trustees who are not "interested persons" of the Trust as defined in the Investment Company Act of 1940 voting separately. The Trustees may elect or appoint such other officers or agents as the business of the Trust may require, including one or more Vice Presidents, one or more Assistant Secretaries, and one or more Assistant Treasurers. The Trustees may delegate to any officer or committee the power to appoint any subordinate officers or agents.

         FURTHER RESOLVED, that the following Section 8 of the By-Laws of the Trust be, and hereby is, included in Article VI as set forth below:

                  Section 8. Powers and Duties of the Chief Compliance Officer. The Chief Compliance Officer ("CCO") of the Trust shall be responsible for administering the Trust's policies and procedures adopted pursuant to Rule 38a-1(a) under the Investment Company Act of 1940, or any successor provision thereto. The CCO shall have such other powers and duties as from time to time may be conferred upon or assigned to him by the Trustees.

         FURTHER RESOLVED, that the current Sections 8, 9 and 10 of Article VI of the By-Laws of the Trust be, and each hereby is, renumbered accordingly; and

         FURTHER RESOLVED, that the President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer and any Assistant Treasurer of the Trust be, and they hereby are, severally authorized to execute an instrument in writing effecting the aforesaid amendment and to cause the same to be filed wherever in the discretion of such officers such filing is appropriate.



                                                         /s/ Howard B. Surloff
                                                         Howard B. Surloff
                                                         Title:  Secretary